Exhibit 10.2

ECOTALITY, INC. 2007 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made as of September 29, 2011 (the “Grant Date”), by and between ECOTALITY, INC., a Nevada corporation (the “Company”), and H. Ravi Brar who is an employee of the Company (the “Holder”).

WITNESSETH:

WHEREAS, the Company has adopted the Ecotality, Inc. 2007 Equity Incentive Plan (the “Plan”) for the benefit of its employees, directors and consultants and the employees, directors and consultants of its affiliates, and

WHEREAS, the Committee has authorized the grant to the Holder of a Restricted Stock Award under the Plan (this “Award”), on the terms and conditions set forth in the Plan and as hereinafter provided,

NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Holder hereby agree as follows:

1.	Definitions

Capitalized terms used in this Agreement, which are not defined otherwise in this Agreement, shall have the same meaning as set forth in the Plan.

2.	Restricted Stock Award

The Committee hereby grants to the Holder a Restricted Stock Award (the “Grant”) consisting of fourteen thousand four hundred and one (14,401) shares of the Company’s Common Stock (the “Shares”) at no cost to the Holder.

The Shares will be subject to forfeiture in accordance with the terms of Section 6(d) of the Plan.

The Shares will also be subject to vesting in accordance with the following schedule and requirements:

•
If the Holder has remained continuously employed by the Company on a full time basis from the Grant Date through September 6, 2012 (the “First Vesting Date”), then 50% of the Shares shall vest on the First Vesting Date; and

•
If the Holder has remained continuously employed by the Company on a full time basis from the Grant Date through September 6, 2013 (the “Second Vesting Date”), then 50% of the Shares shall vest on the Second Vesting Date;

such that, if the Holder has remained continuously employed by the Company on a full time basis from the Grant Date through the Second Vesting Date, all of the Shares shall be fully vested.

The restrictions on transfer applicable to the Shares under the Plan shall lapse with respect to those Shares, if any, that vest on each of the First Vesting Date and the Second Vesting Date.

3.	Regulation by the Committee

This Agreement and the Grant shall be subject to any administrative procedures and rules as the Committee shall adopt.  All decisions of the Committee upon any question arising under the Plan or under this Agreement shall be conclusive and binding upon the Holder.

4.	Rights as a Shareholder.

The Holder shall have rights as a shareholder with respect to Shares (including voting, dividend and liquidation rights) effective as of the Grant Date subject, however, to the forfeiture, vesting and transfer restrictions set forth in this Agreement and the Plan.

5.	Restrictions on Disposition of Shares.

Notwithstanding any Plan provision or Agreement provision to the contrary, the Holder shall make no disposition of the Shares, unless and until there is compliance with all of the following requirements:

(i)	The Holder shall have provided the Company with a written summary of the terms and conditions of the proposed disposition;

(ii)	The Holder shall have complied with all requirements of this Agreement applicable to the disposition of the Shares;

(iii)
The Holder shall have provided the Company with written assurances, in form and substance satisfactory to the Company, that all appropriate action necessary for compliance with the Company’s policy on securities trades and all applicable federal and state securities laws (including Rule 144) has been taken; and

(iv)	Such disposition does not violate the terms and conditions set forth in this Agreement.

The Company shall not be required (x) to transfer on its books any Shares which have been sold or transferred in violation of the provisions of this Agreement or (y) to treat as the owner of the Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom the Shares have been transferred in contravention of the Plan or this Agreement.

ECOTALITY, INC. 2007 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

6.	Restrictive Legends.

The stock certificates for the Shares shall be endorsed with the following restrictive legends:

“The shares represented by this certificate are subject to forfeiture in accordance with Section 6(d) of the Ecotality, Inc. 2007 Equity Incentive Plan.”

“The shares represented by this certificate may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Ecotality, Inc. 2007 Equity Incentive Plan.”

7.	Acceleration

Notwithstanding the vesting requirements and restrictions on transfer contained in Section 2 of this Agreement, the Committee may, at any time and in its sole discretion, accelerate such date or dates and otherwise waive or, subject to Section 13 of the Plan, amend any terms or conditions of this Agreement.

8.	Drag-Along Obligation

The Holder agrees that the Shares shall be subject to, and the Holder shall be fully bound as a “Stockholder” by the terms of the Drag-Along provision set forth below.

In the event of an Approved Sale (as defined below) of the Company, the Stockholders will consent to and raise no objections (including seeking appraisal or similar rights) with respect to the Approved Sale and the process thereof and, if the Approved Sale is structured as a sale of capital stock and if the Selling Stockholders (as defined below) so request, the Stockholders will agree to sell all of their shares of Common Stock and rights to acquire Common Stock on the terms and conditions of the Approved Sale (including as to provisions regarding representations, warranties and indemnification).  The Stockholders will use their best efforts to cooperate in the Approved Sale (including voting in favor of the Approved Sale, if necessary) and will take all necessary and desirable actions in connection with the consummation of the Approved Sale as are reasonably requested by the Company or the Selling Stockholders.

For purposes of this Section, “Approved Sale” means the sale of the Company and its subsidiaries, if any, in a single transaction or in a series of related transactions, to a third party (a) pursuant to which such third party proposes to acquire one hundred percent (100%) of the outstanding Common Stock (whether by merger, consolidation, recapitalization, reorganization or otherwise) or all or substantially all of the assets of the Company and its subsidiaries, (b) which has been approved by the board of directors of the Company and the holders of a majority of Common Stock (the “Selling Stockholders”) and (c) pursuant to which all holders of Common Stock receive (whether in such transaction or, with respect to an asset sale, upon a subsequent liquidation) the same form and amount of consideration per share of Common Stock or, if any holders are given an option as to the form and amount of consideration to be received, all holders are given the same option.

ECOTALITY, INC. 2007 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

9.	Share Certificates

Certificates evidencing the Shares shall remain in the possession of the Company until such Shares are vested as provided in Section 2 of this Agreement and Section 6(e) of the Plan.  Within a reasonable time after the First Vesting Date or the Second Vesting Date, as applicable, the Company shall cause to be delivered to the Holder a certificate representing the vested portion of the Shares.

10.	Withholding

The Holder shall, not later than the First Vesting Date or the Second Vesting Date, as applicable, pay to the Company or make arrangements satisfactory to the Company for payment of any federal, state and local taxes required by law to be withheld on account of the vesting of Shares on such date as a result of such taxable event.  The Holder acknowledges and agrees that the Company or any Affiliate has the right to deduct from payments of any kind otherwise due to the Holder any federal, state or local taxes of any kind required by law to be withheld with respect to the lapse of the restrictions on the Shares on such First Vesting Date or Second Vesting Date, as applicable.

11.	Amendment

The Committee may amend this Agreement at any time and from time to time; provided, however, no amendment of this Agreement that would materially and adversely impair the Holder’s rights or entitlements with respect to the Shares shall be effective without the prior written consent of the Holder (unless such amendment is required in order to cause the Award hereunder to qualify as “performance-based” compensation within the meaning of Section 162(m)).

12.	Equitable Relief

The parties hereto agree and declare that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

13.	Adjustments for Changes in Capital Structure

If, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Common Stock, the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares of the Company’s stock, the restrictions contained in this Agreement shall apply with equal force to additional and/or substitute securities, if any, received by the Holder in exchange for, or by virtue of his or her ownership of, the Shares.

ECOTALITY, INC. 2007 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

14.	Change and Modifications

This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective.  Subject to Section 11 above, this Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and the Holder.

15.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Nevada without regard to conflict of law principles.

16.	Saving Clause

If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

17.	Notices

All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by telex or facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid.  Notices to the Company or the Holder shall be addressed as set forth underneath their signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other.

18.	Benefit and Binding Effect

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives.  The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

19.	Plan Terms

Except as specifically set forth herein, the terms of the Plan are incorporated herein by reference and made a part of this Agreement as if fully set out herein.

20.	Effective Date of Grant

The Award shall be effective as of the Grant Date first written above.

ECOTALITY, INC. 2007 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

21.	Holder Acknowledgment

By executing this Agreement, the Holder hereby acknowledges that he or she has received and read the Plan and this Agreement and that he or she agrees to be bound by all of the terms of both the Plan and this Agreement.

ECOTALITY, INC.

By:

Barry S. Baer

Its:	Secretary

HOLDER

H. Ravi Brar
Printed Name

/s/ H. Ravi Brar
Signature

ECOTALITY, INC. 2007 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

ACKNOWLEDGMENTS:

In connection with my acceptance of a Restricted Stock Award under the Plan:

1.
I understand that all sales of Shares are subject to compliance with the Company’s policy on securities trades and the restrictions on resale provisions of the Restricted Stock Award Agreement and the Plan.  I also understand that the Shares and any proceeds from the sale of Shares may be subject to forfeiture pursuant to the terms of the Agreement and the Plan.

2.	I hereby acknowledge that I received and read a copy of the ECOTALITY, INC. 2007 EQUITY INCENTIVE PLAN and that I understand the tax consequences of my Award.

3.
I understand that I must recognize ordinary income equal to the fair market value of the Shares on the First Vesting Date and the Second Vesting Date.  I further understand that (a) I will have taxable income under applicable federal, state and local law with respect to the Shares as determined by their value on each such vesting date; (b) I, and not the Company, will be responsible for the payment of any such federal, state and local taxes; and (c) the Company will report such income to the applicable tax authorities as additional compensation income.

4.
I acknowledge that the Shares remain subject to the risks of forfeiture described in the Agreement and the Plan.  I acknowledge that I am acquiring the Shares subject to all other terms of the Agreement and the Plan.

By:	/s/ H.Ravi Brar

H. Ravi Brar
Printed Name

Date